                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

                           Bollinger Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
    (5) Total fee paid:
        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
    (3) Filing Party:
        ------------------------------------------------------------------------
    (4) Date Filed:
        ------------------------------------------------------------------------

BOLLINGER INDUSTRIES












Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Bollinger Industries, Inc. (the "Company"), to be held Thursday, November 7, 1996, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038. A Notice of Annual Meeting, Proxy Statement, and form of proxy relating to the Annual Meeting are enclosed with this letter. A copy of the Company's Fiscal 1996 Annual Report is also enclosed.

     We urge you to read this material carefully. It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. We encourage you to complete, sign and date the proxy and return it in the enclosed envelope at your earliest convenience.

                              Sincerely,



                              Glenn D. Bollinger
                              Chairman of the Board



                              Bobby D. Bollinger
                              President



Irving, Texas
October 10, 1996

                         BOLLINGER INDUSTRIES, INC.
                          222 W. AIRPORT FREEWAY
                           IRVING, TEXAS  75062

                            ------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 7, 1996

                            ------------------




To the Stockholders of
BOLLINGER INDUSTRIES, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of Bollinger Industries, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 7, 1996, beginning at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038 for the following purposes:

     1. To elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified; and

     2. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on October 1, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for inspection at the offices of the Company in Irving, Texas, during regular business hours for a period of ten days before the meeting.

     All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy.

                                          By Order of the Board of Directors


                                                    John T. Pryor
                                                      SECRETARY

Irving, Texas
October 10, 1996

                         BOLLINGER INDUSTRIES, INC.
                          222 W. AIRPORT FREEWAY
                           IRVING, TEXAS  75062

                             PROXY STATEMENT
                                   FOR
                      ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON NOVEMBER 7, 1996

     This Proxy Statement is furnished to stockholders of Bollinger Industries, Inc., a Delaware corporation ("Bollinger" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders to be held on November 7, 1996, and at any postponements or adjournments thereof. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. The approximate date on which this Proxy Statement and the enclosed proxy card will first be sent to stockholders is October 10, 1996.

                            REVOCABILITY OF PROXY

     Your proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Your attendance at the meeting will not constitute automatic revocation of the proxy.

                      ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the nominees listed under "Election of Directors" and (ii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any postponements or adjournments thereof.

     Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                          OUTSTANDING CAPITAL STOCK

     The record date for stockholders entitled to vote at the annual meeting is October 1, 1996. At the close of business on that day, there were 4,000,210 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote at the meeting.

                              QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. At all meetings of the stockholders, except where the provision is made by law or by the Company's Certificate of Incorporation or Bylaws, all matters shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote thereon. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

                       PERSONS MAKING THE SOLICITATION

     The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

                            SECURITY OWNERSHIP OF
                    PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the shares of Common Stock of the Company, as of October 1, 1996, by (i) each director, (ii) the Company's chief executive officer and two other most highly compensated executive officers in fiscal 1996, (iii) all officers and directors of the Company as a group, and (iv) each person deemed to beneficially own more than five percent of the outstanding shares of Common Stock. Except as otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to its or his shares.

                                                         SHARES OWNED
                                                 --------------------------
                   NAME                           NUMBER         PERCENTAGE
                   ----                          ---------       ----------
Glenn D. Bollinger (1)(2)                        1,919,266          48.0
Bobby D. Bollinger (1)(3)                        1,919,266          48.0
James A. Burgin (4)                                  5,250             *
John L. Maguire (5)                                 58,999           1.5
Richard J. Tucker                                       --             *
Stephen L. Parr                                      2,500             *
All directors and executive officers
 as a group (11 persons) (6)(7)(8)               2,438,734          59.7%

--------------------

*    Less than 1% of the outstanding shares of Common Stock.
(1)  Business mailing address is 222 W. Airport Freeway, Irving, Texas
     75062.
(2) Includes: (i) 425,069 shares over which Glenn Bollinger has sole voting and investment control; (ii) 436,000 shares held by Glenn Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Glenn Bollinger has shared voting and investment power because he and his brother Bobby Bollinger each own 49.5% of the outstanding stock of the sole general partner; (iii) 436,000 shares held by Bob Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Glenn Bollinger has shared voting and investment power because he and his brother Bobby Bollinger each own 49.5% of the outstanding stock of the sole general partner; and (iv) 622,197 shares held by the trustees of the Company's 401(K) Plan, successor to the Company's Employee Stock Ownership Plan (the "401(K) Plan"), including Glenn Bollinger, and over which he has shared voting and investment power. Neither the inclusion of shares owned by Bob Bollinger Family Enterprises, Ltd., nor the inclusion of any 401(K) Plan shares not allocated to Glenn Bollinger's 401(K) participant account is to be construed as an admission that he is the beneficial owner of such shares.
(3) Includes: (i) 425,069 shares over which Bobby Bollinger has sole voting and investment control; (ii) 436,000 shares held by Bob Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Bobby Bollinger has shared voting and investment power because he and his brother Glenn Bollinger each own 49.5% of the outstanding stock of the sole general partner; (iii) 436,000 shares held by Glenn Bollinger Family Enterprises, Ltd., a Texas limited partnership, over which Bobby Bollinger has shared voting and investment power because he and his brother Glenn Bollinger each own 49.5% of the outstanding stock of the sole general partner; and (iv) 622,197 shares held by the trustees of the 401(K) Plan, including Bobby Bollinger, over which he has shared voting and investment power. Neither the inclusion of shares owned by Glenn Bollinger Family Enterprises, Ltd., nor the inclusion of any 401(K) Plan shares not allocated to Bobby Bollinger's 401(K) participant account is to be construed as an admission that he is the beneficial owner of such shares.
(4) Includes options to purchase 5,250 shares of Common Stock that are currently exercisable or will be exercisable within sixty days.
(5) Includes options to purchase 54,999 shares of Common Stock that are currently exercisable or will be exercisable within sixty days. Does not include 1,000 shares of Common Stock held in trust for which the reporting person is the trustee and is a contingent beneficiary. The reporting person disclaims beneficial ownership of these shares.
(6) Includes options to purchase 86,499 shares of Common Stock that are currently exercisable or will be exercisable within sixty days.
(7)  Shares which are included beneficially under both Glenn and Bobby
     Bollinger are only included once in the group total.
(8) Includes 1,300 and 100 shares of Common Stock, respectively, beneficially owned by two executive officers of the Company, which are held by brokers as custodians for the officers' individual retirement accounts.


                            ELECTION OF DIRECTORS

     Five directors are to be elected at the annual meeting. To be elected a director, each nominee must receive a majority of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend.

     The Board of Directors' nominations for directors of the company are set forth in the following table. Each nominee has expressed his intention to serve the entire term for which election is sought.

                                                                   YEAR FIRST
                                                                     BECAME
NAME                                      AGE                       DIRECTOR
----                                      ---                      ----------
Glenn D. Bollinger (1)..................   46   ...................   1979
Bobby D. Bollinger (1)..................   43   ...................   1979
John L. Maguire (3).....................   65   ...................   1993
Richard J. Tucker  (1)(2)(3)(4)(5)......   49   ...................   1995
Stephen L. Parr (2)(3)(4)(5)............   43   ...................   1995

--------------------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Member of the Stock Option Committee
(5) Independent director

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.

     Each director of the Company serves until the next annual meeting of the Company's stockholders or until his successor is elected and duly qualified. Each independent director receives a fee of $10,000 annually and is reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings. Each independent director was granted options to purchase 8,333 shares of Common Stock at the time he began serving on the Board of Directors.

     Set forth below is certain information concerning each of the persons nominated for election as directors of the Company.

     GLENN D. BOLLINGER is a co-founder of the Company and has served as Chairman of the Board and Chief Executive Officer since 1979. Mr. Bollinger is primarily responsible for the Company's overall operations, including in particular inventory, manufacturing and warehousing. Mr. Bollinger is subject to an order of permanent injunction entered by the United States District Court for the District of Columbia, which order enjoins him from engaging in any conduct which would constitute violations of various provisions of the Securities Exchange Act of 1934, specifically, Sections 10(b), 13(a), 13(b), and various rules promulgated thereunder. It does not preclude or otherwise limit his participation as an executive officer or director of the Company. The order arose out of an action filed by the Securities and Exchange Commission on September 30, 1996, complaining of certain transactions with three customers of the Company, which occurred during the Company's fiscal years ended March 31, 1994 and 1995. Mr. Bollinger agreed to the entry of the order without admitting or denying that he committed any violations of law.

     BOBBY D. BOLLINGER is a co-founder of the Company and has served as Vice Chairman of the Board and President since 1979. Mr. Bollinger is primarily responsible for sales, marketing and product development. Mr. Bollinger is Glenn Bollinger's brother.

     JOHN L. MAGUIRE became a director in September 1993 and served as interim Chief Financial Officer from August 1992 to August 1993. In addition, the Company is currently retaining Mr. Maguire as a consultant on certain financial matters and acquisitions. Mr. Maguire is a certified public accountant. In addition to his duties at Bollinger, Mr. Maguire is President of Code Rite, Inc., and Ampro Medical Services, Inc., two healthcare companies. Since 1982, he has been self-employed, concentrating on private family investments. He was previously Chief Financial Officer of Tyson Foods, Inc., for 12 years. Mr. Maguire was a director of Arkansas Equity Growth Fund, Inc., a publicly held investment company which was liquidated in July 1993 and subsequently dissolved.

     RICHARD J. TUCKER became a Director in July of 1995. In addition, the Company is retaining Mr. Tucker as a consultant on certain financial and other matters. Mr. Tucker is the Chairman and Chief Executive Officer of First Fidelity Acceptance Corporation, a nationwide automobile finance company headquartered in Plano, Texas. Mr. Tucker has been employed by First Fidelity for approximately three years. Prior to First Fidelity, Mr. Tucker was President of two holding companies, EntreCap International, Inc., and Asset International Management Group, Inc.

     STEPHEN L. PARR became a Director of the Company in November 1995. Mr. Parr is currently President of Navigator Capital Management, LLC. Mr. Parr was previously a Vice President of Goldman Sachs where he was an international specialist. Mr. Parr was with Goldman Sachs from 1977 to 1995. Mr. Parr serves on the Board of Directors of the following organizations: DayStar Digital, a Georgia computer company; Corphealth, Inc., a Texas healthcare company; and Nextex, Inc., an Alabama electronics company.

                BOARD MEETINGS, ATTENDANCE AND COMMITTEES

     The Board of Directors met two times during the fiscal year ended March 31, 1996, and all directors attended the meetings. The Board took all other actions by unanimous written consent during fiscal 1996. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Stock Option Committee. Messrs. Glenn Bollinger and Bobby Bollinger served on the Executive Committee during fiscal 1996. Mr. Tucker joined the Executive Committee during July 1995 and is currently Chairman of this Committee. Subject to statutory limitations, the Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings. The Executive Committee held numerous meetings via telephonic conferences during 1996 and took certain other actions by written consent.

     The Audit Committee was composed of Messrs. Maguire, Rundell, and Jenkins during the first quarter of fiscal 1996, with Mr. Maguire serving as its chairman. Messrs. Rundell and Jenkins resigned in June 1995 and were replaced by Messrs. Tucker and Green in July 1995. Mr. Green was Chairman of the Audit Committee from July through November 1995. Mr. Green resigned during November 1995, and was replaced by Mr. Parr. Mr. Parr is currently chairman of the Audit Committee. The Audit Committee is responsible for reviewing the scope of the independent auditors' examinations of the Company's financial statements and receiving and reviewing their reports. The Audit Committee also meets with the independent auditors and has the authority to conduct internal audits and investigations, receive recommendations or suggestions for changes in accounting procedures, and initiate or supervise any special investigations it may choose to undertake. The Audit Committee met two times during fiscal 1996.

     Messrs. Rundell and Jenkins served on the Compensation Committee during the first quarter of fiscal 1996, and Mr. Rundell was its chairman. Messrs. Rundell and Jenkins resigned in June 1995 and were replaced by Messrs. Tucker and Green
in July 1995.  Mr. Green was replaced by Mr. Parr during November 1995.   Mr.
Tucker is currently chairman of the Compensation Committee. The Compensation Committee determines the Company's policy with respect to the nature and amount of all compensation of the Company's officers, and will at least annually prepare a compensation report in accordance with rules promulgated by the Securities and Exchange Commission ("SEC"). The Compensation Committee met once during fiscal year 1996.

     The Board also has a Stock Option Committee to administer the Bollinger Industries 1993 Stock Option Plan. Messrs. Glenn and Bobby Bollinger served on the Stock Option Committee, with Mr. Glenn Bollinger as its chairman. The Stock Option Committee did not meet during fiscal 1996 but took actions by unanimous written consent. On April 1, 1996, Messrs. Glenn and Bobby Bollinger resigned from the Stock Option Committee, and the Board of Directors elected Messrs. Stephen L. Parr and Richard J. Tucker to replace them. Mr. Parr was elected the Chairman of this Committee.

                              EXECUTIVE OFFICERS

     The Following persons are the executive officers of the Company:

       NAME               AGE                         POSITION
---------------------    -----    ---------------------------------------------

Glenn D. Bollinger         46        Chairman of the Board and Chief Executive
                                     Officer

Bobby D. Bollinger         43        Vice Chairman of the Board and President

John T. Pryor              46        Senior  Vice  President  -  Finance, Chief
                                     Financial Officer, Treasurer and Secretary

James A. Burgin            54        Executive Vice President - Sales

Jack P. Carrithers         48        Executive Vice President - Marketing

Dell K. Bollinger          69        Senior Vice President - Administration

Floyd L. DePauw            47        Controller and Chief Accounting Officer

     Set forth below is a description of the business experience of each of the executive officers.

     Information concerning the business experience of GLENN BOLLINGER is provided in the section entitled "Election of Directors".

     Information concerning the business experience of BOBBY BOLLINGER is provided in the section entitled "Election of Directors".

     JOHN T. PRYOR became Senior Vice President - Finance, Chief Financial Officer, Treasurer and Secretary of the Company in May 1996. Mr. Pryor is a certified public accountant. Mr. Pryor was most recently employed by Insilco Corporation, a publicly owned company headquartered in Dublin, Ohio. Insilco is a diversified manufacturing firm with operations throughout the United States. Mr. Pryor served as Vice President - Administration, Treasurer and a Director of Taylor Publishing Company, an Insilco subsidiary, for the past seven years. He was employed by Insilco in a variety of financial management positions for approximately fifteen years. Insilco filed a petition under Chapter XI of the Bankruptcy Code in 1991, and a subsidiary of Insilco, Contract Talents, Inc., was included in the Bankruptcy proceeding. Eventually Contract Talents was liquidated. Mr. Pryor was an officer and director of that subsidiary.

     JAMES A. BURGIN became Vice President - Sales in December 1993. He became Executive Vice President of Sales in November 1994. Before joining the Company, Mr. Burgin was Executive Vice President of Dynamic Classics, Ltd., distributor of fitness products. Mr. Burgin was employed by Dynamics for approximately three years. Prior to Dynamic, Mr. Burgin was employed by various companies in the fitness and toy industries for approximately twenty years.

     JACK P. CARRITHERS became acting Vice President - Marketing in December 1993 and was elected Vice President - Marketing in May 1994. He became Executive Vice President in November, 1994. Before joining the Company, Mr. Carrithers was a Vice President and Creative Director of Penny & Speier Advertising Agency from July 1991 to November 1993. Prior to that employment, he was an Executive Vice President and Creative Director of Evans Communications for six years. In these past positions, Mr. Carrithers had responsibility for developing marketing and advertising programs and materials for a broad range of products and services.

     DELL K. BOLLINGER became involved in the Company's business when it was founded by her sons. Glenn and Bobby Bollinger, in 1974. Mrs. Bollinger has served as a Vice President of the Company since 1979.

     FLOYD L. DEPAUW became Controller and Chief Accounting Officer in October 1996. Mr. DePauw is a certified public accountant. Before joining the Company, Mr. DePauw was most recently the Controller of Taylor Publishing Company, a subsidiary of Insilco Corporation, a publicly owned company. He was employed by Taylor in a variety of accounting positions for approximately 16 years. Prior to Taylor, Mr. DePauw was employed by Zoecon Industries, Inc., a chemical manufacturer, for approximately five years.

                          EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION TABLE

     The following table summarizes the compensation paid to the Company's chief executive officer and the Company's two other most highly compensated executive officers for services rendered in all capacities to the Company during fiscal 1996, 1995 and fiscal 1994.

                       SUMMARY COMPENSATION TABLE
                           ANNUAL COMPENSATION
                                                                                      ALL OTHER
       NAME AND                       SALARY    BONUS      OTHER ANNUAL      OPTIONS  COMPENSA-
 PRINCIPAL POSITION           YEAR     ($)       ($)     COMPENSATION($)(1)    (#)     TION ($)
---------------------         ----    ------    -----    ------------------  -------  ----------
Glenn D. Bollinger........... 1996   $275,717    --              --             --        --
 Chairman of the Board and... 1995    275,735
 Chief Executive Officer..... 1994    277,500    --              --             --        --

Bobby D. Bollinger........... 1996    275,717    --              --             --        --
 Vice Chairman of the Board.. 1995    275,735
 and President............... 1994    277,500    --              --             --        --

James A. Burgin (2).......... 1996    118,024    --              --             --        --
 Executive Vice President.... 1995     78,462  18,748            --           5,000       --
 Sales....................... 1994     21,058    --              --          10,000       --

(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amount of the personal benefits, however, do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive.

(2) Mr. Burgin did not become an officer of the Company until December
    1993. The salary shown reflects compensation paid by the Company for approximately three months of fiscal 1994. Mr. Burgin's annual base salary was $75,000.

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the Company's chief executive officer or the Company's two other most highly compensated executive officers during fiscal 1996.

STOCK OPTION PLANS

     In 1991, the Company created an incentive stock option plan ("1991 Stock Option Plan") under which all authorized options have now been granted. Glenn Bollinger and Bobby Bollinger were each granted options under the 1991 Stock Option Plan to purchase a total of 271,410 shares of Common Stock at exercise prices of $0.75 and $0.88 per share. The exercise prices of these options were at least 110% of the fair market value of the Common Stock on the date of the grant. In September 1993, however, Glenn Bollinger and Bobby Bollinger each agreed to cancel and relinquish, effective upon completion of the Company's initial public offering, all rights to 125,350 of these stock options granted on April 1, 1992, at $0.88 per share. The remaining 146,060 options were exercised on March 29, 1996. At March 31, 1996, there were no options outstanding or available for grant under the 1991 Stock Option Plan.

     In September 1993, the Board of Directors adopted the Bollinger Industries 1993 Stock Option Plan ("1993 Stock Option Plan") pursuant to which options to purchase up to 500,000 shares of Common Stock may be granted. The individuals eligible to participate in the 1993 Stock Option Plan are those full-time key employees, including officers and employee directors, and independent directors of the Company or its subsidiaries as the Stock Option Committee of the Board of Directors, which administers the 1993 Stock Option Plan, may determine from time to time. Mr. Stephen Parr and Mr. Richard Tucker, who currently constitute the Stock Option Committee may grant either incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or nonqualified stock options. Only nonqualified stock options may be granted to independent directors.

     The purchase price of shares subject to an option granted under the 1993 Stock Option Plan is determined by the Stock Option Committee at the time of grant, but may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. The exercise price of ISOs must be at least 100% of the fair market value. The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which ISOs are exercisable for the first time by the optionee in any calendar year (under the 1993 Stock Option Plan and any other incentive stock option plan of the Company) may not exceed $100,000. Options granted under the 1993 Stock Option Plan must be exercised within ten years from the date of grant and will generally vest in annual installments as determined by the Stock Option Committee. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of any ISOs granted under the 1993 Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, and the exercise period may not exceed five years from the date of grant.

     Options granted under the 1993 Stock Option Plan are not transferable by the optionee other than by will or under the laws of descent and distribution. Options terminate on the earlier of the date of the expiration of the option or 30 days after the date the optionee terminates employment with the Company and its subsidiaries for any reason other than termination for cause or the death or disability of the optionee. During the 30-day period, the optionee may exercise the option in respect of the number of shares that were vested on the date of termination of employment. In the event of termination because of the death or disability of an optionee and before the date of expiration of the option, the option terminates on the earlier of the date of expiration or one year following the date of termination of employment, during which period the option may be exercised in respect of the number of shares that were vested on the termination of employment.

     The 1993 Stock Option Plan provides that an option agreement may permit an optionee to tender previously owned shares of Common Stock in partial or full payment for shares to be purchased on exercising an option. Unless sooner terminated by action of the Board of Directors, the 1993 Stock Option Plan will terminate in 2003. Subject to certain exceptions, it may be amended, altered or discontinued by the Board of Directors without stockholder approval.

     At October 1, 1996, options to purchase a total of 264,499 shares of Common Stock had been granted under the 1993 Stock Option Plan and were outstanding.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the named executives concerning exercise of options during fiscal 1996 and unexercised options held as of the end of fiscal 1996.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                         OPTIONS AT             IN-THE MONEY OPTIONS AT
                        SHARES                        FISCAL YEAR-END (#)       FISCAL YEAR-END ($) (1)
                      ACQUIRED ON     VALUE       --------------------------  --------------------------
NAME                  EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                  ------------  ------------  -----------  -------------  -----------  -------------
Glenn D. Bollinger      146,060      292,419(2)         --            --           --            --
Bobby D. Bollinger      146,060      292,419(2)         --            --           --            --
James A. Burgin              --           --         5,250         9,750           --            --

(1) Based on the closing sale price of the Common Stock on March 31, 1996, of $2.75 per share as reported by the over-the-counter Bulletin Board and a weighted average exercise price per share of $10.33.

(2) Based on the closing sale price of the Common Stock on March 29, 1996 of $2.75 per share as reported by the over-the-counter Bulletin Board and an exercise price of $.75 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In January 1994, the Company's board of directors appointed a Compensation Committee, which was comprised of Messrs. Rundell and Jenkins, both of whom were independent directors. Decisions concerning compensation before the Company's initial public offering in November 1993 were made by the Company's board of directors, which consisted of Messrs. Glenn Bollinger and Bobby Bollinger prior to the Company's reincorporation during September 1993, as a Delaware corporation and, additionally, of Mr. Maguire after the reincorporation. Messrs. Glenn Bollinger and Bobby Bollinger have been executive officers of the Company since 1979. Mr. Maguire was an officer of the Company from August 1992 to August 1993 and is currently retained as a consultant by the Company. Messrs. Rundell and Jenkins were replaced by Messrs. Tucker and Green after the former independent directors resigned in June 1995. Mr. Tucker is currently retained as a consultant by the Company. Mr. Green was replaced by Mr. Parr during November 1995.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The basic policy of the Compensation Committee of the Board of Directors is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of the Company's operations, and the Company's financial condition and performance. The goal of this policy is to promote the attainment of the financial and strategic objectives of the Company.

     The Compensation Committee for the first quarter of fiscal 1996 consisted of Messrs. Rundell and Jenkins. Messrs. Rundell and Jenkins resigned during June 1995 and were replaced by Messrs. Tucker and Green during July 1995. Mr. Green was replaced by Mr. Parr during November, 1995. The Compensation Committee believes that the base salary levels in place during fiscal 1996 continue to be consistent with the Company's status as a public company and with the Company's peers in the fitness industry. The salary levels during fiscal 1996 were not substantially different from those in fiscal 1995. The Compensation Committee has not, however, conducted a detailed examination of the compensation structure of peer companies, nor has it engaged the services of an executive compensation consultant.

     The base salaries of the Company's executive officers may be augmented at the discretion of the Compensation Committee, at the recommendation of the Chief Executive Officer, by the award of individual performance-based cash bonuses (Cash Bonuses). Cash Bonuses are based on among other things an individual's quality of work performed, the financial condition and results of operation of the Company, progress made towards business objectives, and return on the Company's Common Stock for the period. In addition, during fiscal 1995 the Compensation Committee recommended and the Board of Directors approved a formal bonus plan covering the Company's top executives. The bonus plan is based on attaining a predetermined target level of growth in operating income and return on assets. If a target level of growth is met, a bonus is earned. In addition, a greater or smaller bonus can be earned if the growth in operating income or return on assets is within a predetermined range above or below the target. The range of potential bonus includes a maximum of 28% of base salary and a minimum of 12% of base salary. The bonus plan covers approximately eight to ten key executives. No bonuses were earned under the new plan during fiscal 1996.

     The Company also grants stock options pursuant to the Company's 1993 Stock Option Plan, which is administered by the Stock Option Committee. The Company's Chief Executive Officer and President, who each beneficially own a substantial amount of Common Stock, are not eligible to receive options under the 1993 Stock Option Plan. Grants of stock options to eligible executive officers are intended to attract qualified individuals to work for the Company; as additional compensation; and as an incentive for future performance. Through grants under the 1993 Stock Option Plan, the Company's goal is to encourage ownership of the Common Stock by executive officers and other employees in order to enhance mutuality of interest with stockholders of the Company.

     At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162 (m) of the Internal Revenue Code.

     Consistent with the above policies and objectives, the fiscal 1996 base salary for Glenn Bollinger, the Company's Chairman of the Board and Chief Executive Officer, was not changed by the Board of Directors, and remained at $277,500. The Compensation Committee did not approve bonuses for any executive officer with respect to fiscal 1996. The Compensation Committee considers that Mr. Bollinger's base salary was within the range of salaries of chief executive officers of comparable companies.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                              THE COMPENSATION COMMITTEE
                              OF THE BOARD OF DIRECTORS


                              RICHARD J. TUCKER
                              STEPHEN L. PARR


STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock during the five-month period ended March 31, 1994, and the years ending March 31, 1995 and 1996, with the cumulative total stockholder return for a peer group and on the NASDAQ Stock Market -- U.S. Index over the same periods. The comparison assumes a $100 investment (i) in the Common Stock and the peer group on November 17, 1993 (the initial day of trading in the Common Stock), and
(ii) on the NASDAQ Stock Market -- U.S. Index on October 31, 1993, and assumes reinvestment of all dividends and distributions.

             COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN AMONG
                         BOLLINGER INDUSTRIES, INC.,
              THE NASDAQ STOCK MARKET - U.S. INDEX AND A PEER GROUP




                                [GRAPHIC]



RESEARCH DATA GROUP                           TOTAL RETURN -- DATA SUMMARY

                                    BOLL

                                          CUMULATIVE TOTAL RETURN
                                         ----------------------------

                                         11/17/93   3/94   3/95  3/93
BOLLINGER INDS INC.            BOLL           100     86     69    21

PEER GROUP                     PPEERI         100     96     53    40

NASDAQ STOCK MARKET--US        NAS            100     98    109   148


(1) The peer group, which currently includes the Company, is comprised of the following companies: Ajay Sports, Inc., Aldila, Inc.; Bell Sports Corp.; Bio-Dyne Corporation; Bollinger Industries, Inc.; California Pro Sports, Inc.; Educational insights, Inc.; Escalade, Inc.; Grand Toys International, Inc.; Happiness Express, Inc.; Johnson Worldwide Associates, Inc.; Just Toys, Inc.; L.L. Knickerbocker, Inc.; Marker, Int'l; Monarch Avalon, Inc.; Paul-Son Gaming Corp.; Arnold Palmer Golf Co. (formerly Progroup, Inc.); Rawlings Sporting Goods, Inc.; S 2 Golf, Inc.; Sled Dogs Co.; Stuart Entertainment, Inc.; Sure Shot Int'l., Inc.; Variflex, Inc.; and Vermont Teddy Bear, Inc. The members of the peer group are based on the companies listed in the 1996 NASDAQ Fact Book and Company Directory for Standard Industrial Classification Code 394, Toys and Sporting Goods (1996 Peer Group), and which have been publicly traded since at least March 31, 1994. NASDAQ did not provide a performance index for this group of companies.
(2) The following companies were included in the 1995 NASDAQ Fact Book and Company Directory for Standard Industrial Classified Code 394, Toys and Sporting Goods (1995 Peer Group), but are not included in the 1996 Peer
     Group:  Renaissance Golf Products, Inc.; SLM International, Inc.; and Swing
     - N - Slide Corp.
(3) The following companies are included in the 1996 Peer Group, but were not included in the 1995 Peer Group: California Pro Sports, Inc.; L.L. Knickerbocker, Inc. and Variflex, Inc.
(4)  The NASDAQ Stock Market-U.S. Index has been restated as of March 31,
     1994, to reflect average daily values instead of average month end values. The index value originally reported was 96 and has been restated as 98.

                        COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely on the Company's review of the copies of such forms it has received during the year, the Company believes that during the year ended March 31, 1996, all the Company's directors, executive officers and holders of more than 10% of the Common Stock complied with all
Section 16(a) filing requirements.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1993, an independent sales representative of the Company, advanced $500,000 to the Company for working capital. The loan was evidenced by the Company's real estate lien note bearing interest at 10% per annum due March 31, 1996, and secured in part by a lien on the Company's Irving facility. In connection with this loan, the Company issued 34,405 shares of Common Stock. In December, 1993, Messrs. Glenn and Bobby Bollinger and Mrs. Dell Bollinger purchased the note and received an assignment of the real estate lien in consideration of payment of the outstanding principal balance of the note. On March 29, 1996, the Company paid each of Messrs. Glenn and Bobby Bollinger $110,000 against the note. The proceeds of the note payments were used by Messrs. Glenn and Bobby Bollinger to exercise certain stock options granted in 1991. The balance of the notes which total $280,000 was extended to March 31, 1998. In May 1996, a priority lien on the real estate was granted to a bank to secure the Company's credit facility.

     The Company believes that the terms of the above transaction was at least as favorable to the Company as those which could have been obtained in an arm's length transaction with an unaffiliated party.

     The Company retains Mr. John L. Maguire, a director of the Company, as a consultant on certain financial matters and acquisitions. Mr. Maguire received $36,000 during fiscal year 1996.

     The Company retains Mr. Richard J. Tucker, a director of the Company, as a consultant on certain financial and other matters. Mr. Tucker receives $75,000 per year and is guaranteed a total of $150,000 over two years. Mr. Tucker received $56,250 during fiscal 1996.

     All transactions, if any, between the Company and any of its directors, officers, principal stockholders, employees and other affiliates of the Company are subject to the approval of a majority of the independent directors of the Company who are disinterested in the transactions. All such transactions and loans must be on terms no less favorable to the Company than those generally available from unaffiliated third parties.

                             INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of King, Burns and Company, P.C. (King Burns) as the Company's independent auditors for the year ending March 31, 1997. King Burns has served as the Company's independent auditors since August 1995. The Company's former independent auditors resigned in June 1995. (See Item 9 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of the Company's form 10-K for the fiscal year ended March 31, 1996, included in the Company's Annual Report which accompanies this proxy statement and is incorporated by reference herein.) A representative of King Burns is expected to be present at the meeting and will be available to answer questions and will be afforded an opportunity to make a statement if desired.

                          RESIGNATION OF DIRECTORS

     Effective June 19, 1995, and June 20, 1995, Messrs. Jenkins and Rundell, respectively, resigned as directors of the Company. Specifically, their letters of resignation listed six items of concern, including estimated pre-tax loss and lower-than-expected sales for the fourth quarter ended March 31, 1995; delay in the completion of the Company's annual audit and the filing of its Form 10-K, due June 30, 1995; potential liquidity and cash flow problems due to declining sales; actual or potential defaults under the Company's existing line of credit; practices dealing with the manner in which sales and shipments were documented for financial reporting purposes; and disagreements concerning the composition of management, the relationship of the board to management, control of the Company and the composition and independence of the Board.

     The Company believes that the disagreements could have been resolved and is of the opinion that the disagreements did not justify the resignations.

                            STOCKHOLDER PROPOSALS

     Any proposals from stockholders to be presented for consideration for inclusion in the proxy material in connection with the 1997 annual meeting of stockholders of the Company must be submitted in accordance with the rules of the SEC and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on April 5, 1997.

                                 OTHER MATTERS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. Costs of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers and employees of the Company. Arrangements have also been made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of the Common Stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     All information contained in this Proxy Statement relating to the occupations, affiliations, and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Bollinger Common Stock is based upon information contained in reports filed by such owner with the SEC.

     The Annual Report to stockholders of the Company for the fiscal year ended March 31, 1996, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

     THE COMPANY HAS PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE COMPANY'S FISCAL 1996 ANNUAL REPORT, WHICH INCLUDES A COPY OF THE COMPANY'S FORM 10-K FOR THE YEAR ENDED MARCH 31, 1996.

                                       By the Order of the Board of Directors



                                                    JOHN T. PRYOR
                                                      SECRETARY

                       BOLLINGER INDUSTRIES, INC.
       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 7, 1996

     The undersigned (i) acknowledges receipt of the Notice dated October 10, 1996, of Annual Meeting of Stockholders of Bollinger Industries, Inc. a Delaware corporation (the "Company"), to be held on Thursday, November 7, 1996, at 10:00 a.m. local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, and the Proxy Statement in connection therewith; and (ii) appoints Glenn D. Bollinger and Bobby D. Bollinger, and each of them, the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned on October 1, 1996, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse:

     If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     This proxy when properly executed will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

               (Continued and to be signed on reverse side)

------------------------------------------------------------------------------
                          FOLD AND DETACH HERE

                        (CONTINUED FROM OTHER SIDE)                              Please mark
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY     your votes as  /X/
                                                                                 indicated in
                                                                                 this example.

1. Election of Directors               Glenn D. Bollinger, Bobby D. Bollinger, John L. Maguire,
                                       Richard J. Tucker, Stephen L. Parr
   For all nominees      WITHHOLD
   (with exceptions     AUTHORITY      (Instructions: To withhold authority to vote for any individual
       noted)            FOR ALL       nominee, write that nominee's name in the space provided below)
                         NOMINEES
        / /                / /         _______________________________________________________________

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.  / /


2. In the discretion of the proxies, on any other matters that may properly come before the meeting or any postponements or adjournments thereof.

    FOR   AGAINST   ABSTAIN
    / /     / /       / /

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, admin-istrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE
IS REQUIRED. YOU MAY NEVERTHELESS VOTE IN PERSON IF
YOU DO ATTEND.


Dated: _____________________________________, 1996

__________________________________________________
         Signature of Stockholder

__________________________________________________
         Signature of Stockholder

__________________________________________________
           Title, if applicable

------------------------------------------------------------------------------
                          FOLD AND DETACH HERE